Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: August 9, 2005
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION ANNOUNCES
2005 SECOND QUARTER RESULTS
WHEELING, WV, August, 9, 2005 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended June 30, 2005.
     For the second quarter of 2005, the Company reported net income of $2.6 million, or $0.18 per diluted share. This compares to net income of $27.0 million for the second quarter of 2004, or $2.79 per diluted share.
     Second quarter steel shipments of 547,000 tons were approximately the same as 548,000 tons shipped in second quarter of 2004. Second quarter 2005 revenue was $415.2 million versus $356.1 million in second quarter 2004, an increase of $59.1 million which included $27 million related to the sale of raw materials as the Company managed its raw materials position to minimize the impact of rising costs and in light of our transition to hybrid steel production, which resulted in certain excess raw material positions. The average selling price per ton of steel products in the second quarter was $710 per ton, compared to $649 per ton in second quarter 2004, a $61 per ton increase.
     Cost charged to operations in the second quarter increased $93.2 million versus second quarter 2004 to approximately $410 million. Cost of sales for steel products totaled $371.2 million versus $292.8 million in second quarter 2004, an average of $679 per ton in second quarter 2005, as compared to $534 per ton in the second quarter 2004.
     “While our second quarter results were affected by our coal supply issues and the lingering impact of the December 2004 basic oxygen furnace ductwork collapse, the impact of these items was lower than in the first quarter,” said James G. Bradley, Wheeling-Pittsburgh Chairman and Chief Executive Officer. “Additional factors affecting our second quarter were our operational transition and ramp-up of our new electric arc furnace and the transition of the flat rolled sheet market.”
     Wheeling-Pittsburgh and Severstal North America, Inc. (Severstal) have had continuing discussions regarding the formation of a joint venture for the rehabilitation of the Wheeling-Pittsburgh coke plant in Follansbee, WV, and have recently reached revised economic terms. The revised terms continue to provide for substantial capital investments by Severstal and a 50 percent ownership in the joint venture. Wheeling-Pittsburgh will now contribute an additional $20 million of the rehabilitation costs, with Severstal’s share being reduced by a like amount. Total cash contributions to the joint venture over four years by Wheeling-Pittsburgh and Severstal are expected to be $40 million and $120 million, respectively. Closing is subject to receipt of certain third party consents, including the approval by Wheeling-Pittsburgh Steel Corporation’s term loan lenders and the Federal loan guarantor, the Emergency Steel Loan Guarantee Board, of the finalized agreements.
     Severstal informed the Company that it has received the approval of its Board of Directors to proceed to financial closing on the joint venture with Wheeling-Pittsburgh Steel Corporation, subject to certain conditions including finalization of the definitive joint venture agreements and supporting contracts. According to Ronald J. Nock, President and Chief Executive Officer of Severstal North America, Inc., “We have made tremendous progress in shaping this venture in a fashion that will benefit both partners and we expect that our remaining work can be completed by the end of August.”
     Bradley added, “Our agreement with Severstal represents a win-win for both companies. It will preserve Wheeling-Pittsburgh’s ability to remain self sufficient for coke, while providing a significant portion of Severstal’s coke requirements.”
     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-240-4186 or 303-262-2143. A replay will be available until August 16, 2005 by dialing 800-405-2236 or 303-590-3000, and using the pass code 11035705. The call can also be accessed via the Internet live or as a replay through http://www.fulldisclosure.com.
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the difficulties involved in ramping up production from our electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts and tons)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		2004		2004
	2005	Restated *	2005	Restated *
Revenues:
Net sales, including sales to affiliates of $79,610, $96,866, $179,449 and $162,206	$415,237	$356,121	$814,745	$630,327

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $79,343, $79,431, $172,416 and $140,682, excluding depreciation and amortization expense	385,979	292,820	741,937	548,889
Depreciation and amortization expense	8,423	7,512	17,892	15,201
Selling, general and administrative expense	15,577	16,437	34,894	31,475

Total cost and expenses	409,979	316,769	794,723	595,565

Operating income	5,258	39,352	20,022	34,762
Interest expense and other financing costs	(5,960)	(5,058)	(11,540)	(10,277)
Other income	3,093	4,653	6,061	7,665

Income before income taxes	2,391	38,947	14,543	32,150
Income tax provision (benefit)	(236)	11,950	3,816	11,832

Net income	$2,627	$26,997	$10,727	$20,318

Earnings per share
Basic	$0.18	$2.84	$0.76	$2.14
Diluted	$0.18	$2.79	$0.74	$2.10

Weighted average shares (in thousands):
Basic	14,207	9,500	14,158	9,500
Diluted	14,418	9,684	14,418	9,691

Shipments — tons	546,688	548,474	1,069,491	1,087,175
Production — tons	596,604	628,031	1,249,867	1,217,368

*	Amounts reported for the quarter and six months ended June 30, 2004 have been restated as a result of the retrospective application of a change in accounting for stock options pursuant to Statement of Financial Accounting Standard No. 123(R).

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

		December 31,
	June 30,	2004
	2005	Restated *
Assets
Current assets:
Cash and cash equivalents	$2,727	$31,198
Accounts receivables, less allowance for doubtful accounts of $2,427 and $2,697	166,735	144,509
Inventories	202,329	156,669
Prepaid expenses and deferred charges	16,177	29,953

Total current assets	387,968	362,329
Investment in and advances to affiliated companies	51,386	53,016
Property, plant and equipment, less accumulated depreciation of $60,116 and $42,536	509,329	487,308
Deferred income tax benefits	15,630	18,751
Restricted cash	—	12,502
Other intangible assets, less accumulated amortization of $1,563 and $1,346	1,142	5,174
Deferred charges and other assets	18,442	16,406

Total assets	$983,897	$955,486

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, including book overdrafts of $12,043 and $8,894	$86,344	$92,434
Short-term debt	31,500	—
Payroll and employee benefits payable	47,056	48,611
Accrued income and other taxes	11,863	10,073
Deferred income taxes payable	15,630	18,751
Accrued interest and other liabilities	5,121	7,843
Long-term debt due in one year	31,695	31,427

Total current liabilities	229,209	209,139
Long-term debt	296,968	302,156
Employee benefits	134,301	135,608
Other liabilities	16,418	17,978

Total liabilities	676,896	664,881

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 14,599,930 and 14,437,223 shares issued; 14,593,264 and 14,433,223 shares outstanding	146	144
Additional paid-in capital	273,034	267,327
Accumulated earnings	33,921	23,194
Treasury stock, 6,666 and 4,000 shares, at cost	(100)	(60)

Total stockholders’ equity	307,001	290,605

Total liabilities and stockholders’ equity	$983,897	$955,486

*	Amounts reported as of December 31, 2004 have been restated as a result of the retrospective application of a change in accounting for stock options pursuant to Statement of Financial Accounting Standard No. 123(R).